Exhibit 5.1

John T. McKenna
+1 650 843 5059
jmckenna@cooley.com

April 15, 2022

AcelRx Pharmaceuticals, Inc.

25821 Industrial Blvd, Suite 400

Hayward, CA 94545

Ladies and Gentlemen:

You have requested our opinion, as counsel to AcelRx Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus (the “Prospectus”), covering the registration for resale of 11,017,058 shares of Common Stock, $0.001 par value, of the Company (the “Shares”). We have been advised that (i) the Shares have been or may be issued by the Company pursuant to that certain Agreement and Plan of Merger, dated as of November 14, 2021, by and among the Company, AcelRx Intermediate Sub, Inc., AcelRx Consolidation Sub, LLC, Lowell Therapeutics, Inc., a Delaware corporation (“Target”), and the stockholder representative for the Target’s stockholders and option holders (the “Merger Agreement”), and (ii) certain of the Shares have been issued by the Company pursuant to an agreement between Target and Maxim Group LLC.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, each as currently in effect, the Merger Agreement and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due execution and delivery of all documents by all persons other than the Company where due execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

With respect to Shares issuable by the Company pursuant to the Merger Agreement in the future contingent upon satisfaction of any potential indemnification and other obligations of Target and its securityholders (the “Holdback Shares”), we express no opinion to the extent that future issuances of securities of the Company, including the Holdback Shares, and/or antidilution adjustments to outstanding securities of the Company cause the number of Holdback Shares to be greater than the number of shares of Common Stock that then remain authorized but unissued or committed to be issued.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, other than the Holdback Shares, have been validly issued and are fully paid and nonassessable, and the Holdback Shares, when issued pursuant to the Merger Agreement, will be validly issued, fully paid and nonassessable.

Cooley LLP   3175 Hanover Street   Palo Alto, CA   94304-1130
t: (650) 843-5000  f: (650) 849-7400  cooley.com

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:          /s/ John T. McKenna

         John T. McKenna